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                                                                    EXHIBIT 3.34


                                    BY-LAWS
                                       OF
                               ELDER CREST, INC.

                                    ARTICLE I
                                NAME AND LOCATION

                  Section 1. The name of this corporation shall be ELDER CREST, INC.

                  Section 2. Its principal office shall be located at 1330 Grant Building, Pittsburgh 19, Allegheny County, Pennsylvania.

                  Section 3. Other offices for the transaction of business shall be located at such places as the Board of Directors may from time to time determine.

                                   ARTICLE II
                                  CAPITAL STOCK

                  Section 1. The amount of the capital stock shall be $150,000.00, which shall be divided into 1500 shares, of the value of $100.00 each.

                  Section 2. All certificates of stock shall be signed by the President and the Treasurer and shall be sealed with the corporate seal.

                  Section 3. Treasury stock shall be held by the corporation subject to the disposal of the Board of Directors, and shall neither vote nor participate in dividends.

                  Section 4. The corporation shall have a first lien on all the shares of its capital stock, and upon all dividends declared upon the same, for any indebtedness of the respective holders thereof to the corporation.

                  Section 5. Transfers of stock shall be made only on the books of the corporation; and the old certificate, properly endorsed, shall be surrendered and cancelled before a new certificate is issued. The stockbooks of the corporation shall be closed against transfers for a period of thirty (30) days before the day of payment of a dividend and for ten (10) days before each annual meeting of the stockholders.

                  Section 6. In case of loss or destruction of a certificate of stock, no new certificate shall be issued in lieu thereof except upon satisfactory proof to the Board of Directors of such loss or destruction; and upon the giving of satisfactory security, by bond or otherwise, against loss to the corporation. Any such new certificate shall be plainly marked "Duplicate" upon its face.


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                                   ARTICLE III
                             STOCKHOLDERS' MEETINGS

                  Section 1. The annual meeting of the stockholders shall be the fourth week of March per Shareholder Action dated December 1, 1994. At such meeting the stockholders shall elect directors to serve until their successors shall be elected and qualified.

                  Section 2. A special meeting of the stockholders, to be held at the same place as the annual meeting, may be called at any time by the President, and in his absence by the Vice President; or by the Directors. It shall be the duty of the Directors, President or Vice President to call such a meeting whenever so requested by stockholders holding 51% or more of the capital stock.

                  Section 3. Notice of the time and place of all annual and special meetings shall be mailed by the Secretary to each stockholder ten (10) days before the date thereof.

                  Section 4. The President, or, in his absence, the Vice President, shall preside at all such meetings.

                  Section 5. At every such meeting each stockholder shall be entitled to cast one vote for each share of voting stock held in his name; which vote may be cast by him either in person, or by proxy. All proxies shall be in writing, and shall be filed with the Secretary and by him entered of record in the minutes of the meeting.

                  Section 6. Every stockholder shall have the right to vote, in person or by proxy, for the number of shares of stock owned by him, for as many persons as there are directors or managers to be elected, or to cumulate said shares and give one candidate as many votes as the number of directors multiplied by the number of his shares of stock shall equal, or to distribute them on the same principle among as many candidates as he shall think fit.

                                   ARTICLE IV
                                    DIRECTORS

                  Section 1. The number of authorized Directors of the corporation shall be not less than 1 nor more than 15, fixed from time to time by the shareholders. The Directors shall be elected at the annual meeting of the shareholders and each Director shall be elected to serve until his successor shall be elected and shall qualify.

                  Section 2. The Directors shall be elected annually by the stockholders at the annual meeting and shall hold office for one year or until their successors are duly elected and qualified.

                  Section 3. The regular meetings of the Directors shall be held in the principal office of the corporation immediately after the adjournment of each annual stockholders' meeting; and also on the first Monday of January, April, July and October of each year at the hour of 4:00 o'clock P.M. Provided, however, that whenever such day shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day.


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                  Section 4. Special meetings of the Board of Directors, to be held in the principal office of the corporation, may be called by the President; and in his absence by the Vice President; or by any three (3) members of the Board. By unanimous consent of the Directors, special meetings of the Board may be held without notice, at any time and place.

                  Section 5. Notice of all regular and special meetings, except those specified in the second sentence of Section 4 of this article, shall be mailed to each Director by the Secretary at least ten (10) days previous to the time fixed for the meeting. All notices of special meetings shall state the purpose thereof.

                  Section 6. A quorum for the transaction of business at any regular or special meeting of the Directors shall consist of three (3) members of the Board; but a majority of those present at any regular or special meeting shall have power to adjourn the meeting to a future time.

                  Section 7. The Directors shall elect the officers of the corporation, and fix their salaries; such election to be held at the directors' meeting following each annual stockholders' meeting. An officer may be removed at any time by a two-thirds vote of the full Board of Directors.

                  Section 8. Vacancies in the Board of Directors may be filled for the unexpired terms by the remaining directors at any regular or special directors' meeting.

                  Section 9. The Directors may, by resolution, appoint members of the Board as an executive committee, to manage the business of the corporation during the interim between meetings of the Board.

                  Section 10. At each annual stockholders' meeting the Directors shall submit a statement of the business done during the preceding year, together with a report of the general financial condition of the corporation, and of the condition of its tangible property.

                                    ARTICLE V
                                    OFFICERS

                  Section 1. The officers of this corporation shall be a President, a Vice President, a Secretary and a Treasurer, who shall be elected for the term of one year, and shall hold office until their successors are duly elected and qualified. No one shall be eligible to the office of President or Vice President who is not a director of the corporation; and any such officer who ceases to be a director shall cease to hold office as President or Vice President as soon as his successor is elected and qualified. The offices of Secretary and Treasurer may be held by one person.

                  Section 2. The President shall preside at all directors' and stockholders' meetings; shall have general supervision over the affairs of the corporation and over the other officers; shall sign all stock certificates and written contracts of the corporation, and countersign all checks; and shall perform all such other duties as are incident to his office. In case of the absence or disability of the President, his duties shall be performed by the Vice President.


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                  Section 3. The Secretary shall issue notices of all directors'
and stockholders' meetings, and shall attend and keep the minutes of the same; shall have charge of all corporate books, records and papers; shall be custodian of the corporate seal; shall attest with his signature, and impress with the corporate seal, all stock certificates and written contracts of the corporation; and shall perform all such other duties as are incident to his office.

                  Section 4. The Treasurer shall have custody of all money and securities of the corporation and shall give bond, in such sum and with such sureties as the Directors may require, conditioned upon the faithful performance of the duties of his office. He shall keep regular books of account and shall submit them, together with all his vouchers, receipts, records and other papers, to the Directors for their examination and approval as often as they may require; and shall perform all such other duties as are incident to his office.

                                   ARTICLE VI
                              DIVIDENDS AND FINANCE

                  Section 1. Dividends, to be paid out of the surplus earnings of the corporation, may be declared from time to time by resolution of the Board of Directors; but no dividend shall be paid that will impair the capital of the corporation.

                  Section 2. The funds of the corporation shall be deposited in such bank or trust company as the directors shall designate, and shall be withdrawn only upon the signatures of any of the two following officers:
President or Secretary.

                                   ARTICLE VII
                                   FISCAL YEAR

                  Section 1. The fiscal year of the Corporation shall begin on the first day of May in each year.

                                  ARTICLE VIII
                                   AMENDMENTS

                  Section 1. These By-Laws may be altered or repealed and By-Laws may be made at any annual meeting of the stockholders or at any special meeting thereof if notice of the proposed alteration or repeal or By-Law or By-Laws to be made be contained in the notice of such special meeting, by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote thereat, or by the affirmative vote of a majority of the Board of Directors, at any regular or special meeting of the Board of Directors.



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